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Exhibit 10.3

          Summary of the Trust Division Bonus Plan under which one of the policymakers of the Parent Company is eligible to receive a bonus each year.
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1995 TRUST DIVISION BONUS PLAN

The following is a summary of the Trust Division Bonus Plan for 1995:

A.  The bonus plan covers the President-Trust Division.

B. The President-Trust Division may earn up to a maximum of 40.0% of base compensation.

C. The bonus amount is earned ratably based on a tiered achievement scale relating to net pre-tax earnings of the Trust Division.

D. The tiered achievement scale is negotiated between the President-Trust Division and the Chairman of the Board.
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